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                                                                     EXHIBIT 3.2

                          ARTICLES OF AMENDMENT TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                         FIRST MANITOWOC BANCORP, INC.


        The following Articles of Amendment to the Articles of Incorporation of First Manitowoc Bancorp, Inc. as hereby adopted:

FIRST:    The name of the corporation is First Manitowoc Bancorp, Inc.

SECOND:   The Amendment to the Articles of Incorporation so adopted is as follows:

        RESOLVED, that Article III of the Articles of Incorporation of this corporation be, and it hereby is, amended to read as follows:

                                 "ARTICLE III"

        The aggregate number of shares which the Corporation shall be authorized to issue is Ten Million (10,000,000) shares which shall be designated Common Stock, and shall have a par value of One Dollar ($1.00) per share. The holders of the Common Stock shall have no pre-emptive rights to purchase or to subscribe for shares of any class of stock now or hereafter authorized."

THIRD:    The amendment to the Articles of Incorporation was adopted on
April 17, 2000 by the Board of Directors and Shareholders in accordance with
Section 180.1003 of the Wisconsin Business Corporation Law.


        Executed on behalf of First Manitowoc Bancorp, Inc. this 17th day of April, 2000.



                                             --------------------------
                                             Thomas J. Bare
                                             President



                                            --------------------------
                                            Rachel E. Wiegert
                                            Secretary